Exhibit 99.1

FOR IMMEDIATE RELEASE		Park Bancorp, Inc.	March 24, 2005
	Contact:	David A. Remijas President/CEO (630) 969-8900

Park Bancorp, Inc. Revised

2004 Fourth Quarter and Annual Earnings

Chicago, IL - Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced revised earnings for the quarter and year ended December 31, 2004.

As part of management’s loan monitoring process, three loans were identified in December 2004 as potential problems and placed on non-accrual status. In March 2005, during the foreclosure process, management obtained updated appraisals on the properties securing these loans. An evaluation of the appraisals and other relevant information indicated a probable loss of $816,000 related to these loans. Accordingly, management has adjusted 2004 results to reflect these losses.

Net income for the three months ended December 31, 2004 was $658,000, or $.61 per share, compared to $674,000, or $.62 per share, for the same period in 2003. The 2004 results were impacted by a provision for loan losses and a decrease in net interest income offset by a gain on the sale of the real estate.

Net income for the year ended December 31, 2004 was $2.5 million, or $2.36 per share, compared to $2.3 million, or $2.06 per share, for 2003. This was due to an increase in net interest income and an increase in non-interest income offset by a provision for loan losses and an increase in non-interest expense.

Net interest income before provision for loan losses decreased to $2.0 million for the three months ended December 31, 2004, from $2.2 million for the three months ended December 31, 2003. For the three months ended December 31, 2004, total interest income was $3.4 million, a decrease from $3.5 million for the corresponding three-month period in 2003, due to lower yields. Total interest expense increased to $1.4 million for the three months ended December 31, 2004, from $1.3 million for the three months ended December 31, 2003, due to an increase in the cost of funds.

Non-interest income was $1.2 million for the quarter ended December 31, 2004, compared to $257,000 for the quarter ended December 31, 2003. The increase was primarily due to the sale of 3.5 acres in Naperville, Illinois for a gain of $947,000.

Non-interest expense increased to $1.5 million for the quarter ended December 31, 2004 up from $1.4 million for the quarter ended December 31, 2003. This was attributable to higher compensation and occupancy and equipment costs due to the new facilities at the existing 55th Street location.

Total assets at December 31, 2004 were $267.6 million, compared to $266.1 million at December 31, 2003.

The loan portfolio increased to $167.5 million at December 31, 2004 from $159.0 million at December 31, 2003. During the same period, non-performing assets increased to $3.2 million, or 1.20% of total assets, from $621,000, or .23% of total assets, a year ago. The increase was due primarily due to a commercial building loan of $958,000 and a condominium conversion loan of $1.8 million. Based on current information available to management, reserves of $816,000 have been established for these loans.

Deposit accounts decreased to $166.1 million at December 31, 2004, from $170.5 million at December 31, 2003. The change was due to a decrease in certificate and passbook accounts.

Borrowings increased to $67.2 million at December 31, 2004, from $62.1 million at December 31, 2003 due to an increase in Federal Home Loan Bank advances.

Stockholders’ equity at December 31, 2004 was $30.9 million, which is equivalent to 11.5% of total assets. Book value at December 31, 2004 was $28.81 per share. The increase in stockholders’ equity from December 31, 2003 was attributable to net income offset by dividends paid of $736,000, unrealized losses on securities available-for-sale of $529,000 and repurchase of 11,100 shares at an average price of $30.54.

Park Federal Savings Bank was founded in 1921 and operates three offices in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

Selected Financial Data:	December 31, 2004	September 30, 2004	December 31, 2003
Total assets	$267,620	$270,174	$266,063
Loans receivable, net	167,466	167,391	158,957
Interest bearing deposits	11,499	14,471	8,513
Securities	70,864	70,931	82,167
Deposits	166,125	167,003	170,462
Borrowings	67,240	68,266	62,079
Total stockholders' equity	30,907	30,588	29,540
Book value per share[1]	$28.81	$28.55	$27.64
Non-accrual loans	$3,125	$1,146	$545
Real estate owned	84	82	76
Non-performing assets	$3,209	$1,228	$621
Non-performing assets to total assets	1.20%	.45%	.23%
Allowance for loan losses	$1,374	$577	$578
Allowance for loan losses to gross loans receivable	.79%	.34%	.36%

1 Book value per share represents stockholders' equity divided by outstanding shares exclusive of unearned ESOP shares.

Selected Operating Data:	Three Months Ended Dec. 31, 2004	Three Months Ended Dec. 31, 2003	Twelve Months Ended Dec. 31, 2004	Twelve Months Ended Dec. 31, 2003
(dollars in thousands)
Interest income	$3,429	$3,497	$13,689	$13,653
Interest expense	1,397	1,295	5,277	5,972

Net interest income	2,032	2,202	8,412	7,681
Provision for loan losses	816	0	816	0

Net interest income after provision for loan losses	1,216	2,202	7,596	7,681
Non-interest income	1,174	257	2,053	1,090
Non-interest expense	1,502	1,427	5,959	5,380

Income before income taxes	888	1,032	3,690	3,391
Income tax expense	230	358	1,162	1,141

Net income	$658	$674	$2,528	$2,250

Selected Performance Ratios:
Return on average assets	0.97%	1.02%	0.93%	0.85%
Return on average equity	8.44%	9.18%	8.33%	7.61%
Average equity to average assets	11.48%	11.10%	11.22%	11.23%
Equity to total assets at end of period	11.55%	11.10%	11.55%	11.10%
Average interest rate spread	3.03%	3.35%	3.16%	2.86%
Net interest margin	3.20%	3.52%	3.32%	3.07%
Average interest-earning assets to average interest-bearing liabilities	107.63%	108.00%	107.49%	108.78%
Non-interest expense to average assets	2.27%	2.16%	2.22%	2.04%
Efficiency ratio	47.52%	58.03%	56.94%	61.34%